FOURTH AMENDMENT TO THE

PENN CAPITAL FUNDS TRUST CUSTODY AGREEMENT

THIS AMENDMENT effective as of June 24, 2021, to the Custody Agreement, dated as of October 22, 2015, as amended July 17, 2017 (the "Agreement"), is entered into by and between PENN Capital Funds Trust, a Delaware statutory trust (the "Trust") and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the parties desire to amend the Custody Agreement to update the fee schedule and the funds list; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

1.	Exhibit B is hereby superseded and replaced with Exhibit B attached hereto.

2.	Effective June 24, 2021, Exhibit C is hereby superseded and replaced with Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the last date on the signature block.

PENN CAPITAL FUNDS TRUST	U.S. BANK, N.A.

By: /s/ James G. Shaw	By: /s/ Anita M. Zagrodnik
Name: James G. Shaw	Name: Anita M. Zagrodnik
Title: CFO/Treasurer & Secretary	Title: Senior Vice President
Date: 7/22/2021	Date: July 27, 2021

Exhibit B to the Custody Agreement

Separate Series of PENN Capital Funds Trust

Name of Series

Penn Capital Mid Cap Core Fund

Penn Capital Opportunistic High Income Fund

Penn Capital Special Situations Small Cap Equity Fund Penn Capital Floating Rate Income Fund

Penn Capital Short Duration High Income Fund

EXHIBIT C to the Custody Agreement - PENN Capital Funds Trust

Domestic and Global Custody Services Fee Schedule at June 24, 2021

Annual Fee Based Upon Market Value on Net Assets Per Fund*

[ ] basis points on all assets

Plus portfolio transaction fees

Portfolio Transaction Fees

B	$[ ] - Book entry OTC transaction , Federal Reserve transaction, principal paydown
$[ ] - Repurchase agreement, reverse repurchase agreement, time deposit/CD or other non-depository transaction
$[ ] - Option/SWAPS/future contract written, exercised or expired
•	$[ ] - Mutual fund trade, Fed wire, margin variation Fed wire
$[ ] - Physical security transaction
$[ ] - Check disbursement (waived if U.S. Bancorp is Administrator)

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

Miscellaneous Expenses

All miscellaneous fees and expenses , including but not limited to the following, will be separately billed as incurred: expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fee s, deposit withdrawals at custodian (DWAC) fees , SWIFT charges, negative interest charges and extraordinary expenses based upon complexity.

Additional Services

a	Additional fees apply for global servicing.
•	Sub Advised Funds - $[ ] per custody account per year
•	$[ ] - Segregated account per year

Class Action Services - $[ ] filing fee per class action per account, plus [ ] % of gross proceeds, up to a maximum per recovery not to exceed $[ ]

No charge for the initial conversion free receipt.

•	Overdrafts - charged to the account at prime interest rate plus [ ] unless a line of credit is in place.

Fees are calculated pro rata and billed monthly.

Exhibit C (continued) to the Custody Agreement - PENN Capital Funds Trust -

Additional Global Sub-Custodial Services Annual Fee Schedule

*	Safekeeping and transaction fees are assessed on security and currency transactions ..

[table omitted]

Exhibit C (continued) to the Custody Agreement- PENN Capital Funds Trust -

Additional Global Sub-Custodial Services Annual Fee Schedule

Base Fee - $[ ] monthly base fee per account

(Euroclear - Eurobonds only. Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge. In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge.

•	For all other markets specified above, surcharges may apply if a security is held outside of the local market.

Tax Reclamation Services: Tax reclaims that have been outstanding for more than [ ] ([ ]) months with the client will be charged

$[ ] per claim.

Miscellaneous Expenses

•	Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for account opening fees , local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fee s, proxy services and other shareholder communications, recurring administration fee s, negative interest charges, overdraft charges or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.
•	A surcharge may be added to certain miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses . Also , certain expenses are charged at a predetermined flat rate.
s	SWIFT reporting and message fees.